UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): October 23, 2015


                                 AMERICANN, INC.
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             (Exact name of registrant as specified in its charter)

         Delaware                     000-54231                27-4336843
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(State or other jurisdiction    (Commission File No.)     (IRS Employer
  of incorporation)                                        Identification No.)

                          3200 Brighton Blvd., Unit 144
                                Denver, CO 80216
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          (Address of principal executive offices, including Zip Code)


       Registrant's telephone number, including area code: (303) 862-9000


          (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01.  Other Events

     On November 2, 2015, AmeriCann appointed Dr. Rien Havens to the Company's Advisory Board to assist in the areas of extraction, laboratory design, and infused product development. Dr. Havens specializes in plant medicine and product development, with almost a decade of experience designing extraction systems, end products, conducting product and process research and creating innovative strategies for the cannabis industry. Dr. Havens has created new, patent pending extraction technologies, and has developed product lines for health and wellness industries.

Item 1.01.  Entry Into a Material Definitive Agreement

Massachusetts Medical Cannabis Center

     Previously the Company entered into an agreement to purchase a 52.6 acre parcel of undeveloped land in Freetown, Massachusetts. The property is located approximately 47 miles southeast of Boston. The Company plans to develop the property as the Massachusetts Medical Cannabis Center "MMCC". Plans for the MMCC may include the construction of sustainable greenhouse cultivation, processing, and infused product facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program.

     The Company paid the seller $100,000 upon the signing of the agreement which amount will be applied toward the purchase price of $4,000,000 at the closing. Pursuant to the original agreement the closing was to take place on or before June 1, 2015. On May 6, 2015, to address site considerations before finalizing the planned development, the agreement was amended to extend the closing date to September 1, 2015. On August 27, 2015, after addressing the site considerations, the agreement was amended to extend the closing date to October 30, 2015 to provide additional time for permitting. In connection with this amendment, the Company paid the seller an additional $100,000. On October 23, 2015, the Company made an additional payment of $100,000 to extend the closing date to December 29, 2015. All payments made by the Company to the seller ($300,000) will be applied to the purchase price. On November 6th, 2015 the Company filed a Site Plan Application to the Town of Freetown Planning Department. The Planning Board will review the MMCC project on November 24th, 2015.

Note Payable

     The Company has adjusted the loan terms from Strategic Capital Partners, LLC. As of September 30, 2015 the Company had borrowed $1,682,849 from Strategic Capital Partners. The loan is unsecured and bears interest at 5% per year. Under the new terms of the loan, interest is payable, or may be added to the principal balance of the loan, on March 31 and September 30 of each year. The loan, plus all unpaid principal and interest, is now due on December 31, 2016. Strategic Capital Partners is controlled by Benjamin J. Barton, one of the Company's officers and directors.

Item 1.02.  Termination of a Material Definitive Agreement

     In August 2015 the Company signed an agreement to sell a 5-acre parcel of property located in north central Denver, Colorado for a total purchase price of $2,500,000. The closing of the transaction was to take place on or before September 14th, 2015, but was extended to November 1, 2015. The Buyer failed to close the purchase on November 1, 2015 and the agreement was terminated.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2015
                                      AMERICANN, INC.


                                      By: /s/ Timothy Keogh
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                                          Timothy Keogh, Chief Executive Officer